Exhibit 99.1

Contact Information:

March 2, 2009	Todd A. Adams
Senior Vice President & Chief Financial Officer
For Immediate Release	414-643-3000

REXNORD ANNOUNCES COMPLETION OF ACQUISITION OF FONTAINE-ALLIANCE INC.

MILWAUKEE, Wis. – March 2, 2009 – Rexnord LLC (the Company) announced today that it has completed the acquisition of Fontaine-Alliance Inc. and affiliates (Fontaine) for a purchase price of $30.0 million Canadian dollars (CAD). The purchase price consisted of approximately $20.0 million CAD of cash (funded from the Company’s existing cash balances) and the assumption of approximately $10.0 million CAD of debt. This acquisition further expands Rexnord’s strategic water management platform, which was created with the acquisition of Zurn Industries in February, 2007.

Alex P. Marini, President and CEO of Rexnord’s Water Management Group, said, “We are very pleased to close the Fontaine acquisition. This addition to the current portfolio of Rexnord Water Management Companies, that include Zurn, Wilkins, Rodney Hunt and GA, provides a complete offering of flow control products for the treatment and distribution of water and wastewater. It is also significant to note that Fontaine’s sales representation outside of North America provides opportunities for growth of the entire Water Management platform.”

Fontaine manufactures sluice gates and other engineered flow control products for the municipal water and wastewater markets. Fontaine is based in Magog, Quebec, Canada. Fontaine employs approximately 175 employees with annual sales of approximately $40.0 million CAD.

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About Rexnord LLC

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading, diversified multi-platform industrial company comprised of two key platforms: Power Transmission and Water Management, with approximately 6,300 employees worldwide. Rexnord power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seals, industrial chain, and special components. Rexnord’s water management products are sold primarily under the Zurn, Wilkins, GA and Rodney Hunt brand names, and include specification drainage, water control, PEX, commercial brass, and valve products. Additional information about the company can be found at www.rexnord.com and www.zurn.com.

Forward-Looking Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing and competitive and technological factors, among others, as set forth in our SEC filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

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